Exhibit 99.4

CONSENT OF PERSON NAMED TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a director nominee and to the disclosure of the undersigned’s biographical information included in the Registration Statement on Form S-4, and any amendments thereto, to be filed by VPC Impact Acquisition Holdings III, Inc. with the Securities and Exchange Commission. The undersigned further consents to the filing of this consent as an exhibit to such Registration Statement.

/s/ Charles S. Paul
Name:	Charles S. Paul
Date:	November 29, 2021